10990 Roe Avenue
Overland Park, KS 66211-1213
(913) 696-6100
(913) 696-6116 FAX
N E W S R E L E A S E
Y E L L O W C O R P O R A T I O N

December 9, 2003

For Immediate Release

YELLOW ANNOUNCES RESULTS OF SPECIAL STOCKHOLDERS MEETING

OVERLAND PARK, KAN.—Yellow Corporation (NASDAQ: YELL) (Yellow) announced today that its stockholders have overwhelmingly approved the issuance of Yellow common stock in connection with the acquisition of Roadway Corporation (NASDAQ: ROAD) (Roadway) by Yellow. Yellow stockholders also approved changing the company name to “Yellow Roadway Corporation” effective upon the closing of the Roadway transaction.

The pending acquisition of Roadway by Yellow is expected to close on December 11, 2003, assuming that all conditions to the merger will be satisfied at the closing.

Yellow Corporation, a Fortune 500 company, is a holding company that through wholly owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Its largest subsidiary, Yellow Transportation, offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods. Meridian IQ is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide. Yellow Technologies provides innovative technology solutions and services exclusively for Yellow Corporation companies. Headquartered in Overland Park, Kansas, Yellow Corporation employs approximately 23,000 people.

Roadway Corporation, a Fortune 500 company included in the Dow Jones Transportation Average, is a holding company that through wholly owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services. Its principal subsidiaries include Roadway Express and Roadway Next Day Corporation. Roadway Express is a leading transporter of industrial, commercial and retail goods in the two- to five-day regional and long-haul markets. Roadway Next Day Corporation is focused on business opportunities in the shorter-haul regional and next day markets. Headquartered in Akron, Ohio, Roadway Corporation employs approximately 27,000 people.

Analyst Contact: Stephen Bruffett
Yellow Corporation
913-696-6108
steve.bruffett@yellowcorp.com

Media Contact: Suzanne Dawson
Linden Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com